Exhibit 5

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038

September 28, 2000

Sentry Technology Corporation
350 Wireless Boulevard
Hauppauge, New York 11788

Ladies and Gentlemen:

We have acted as counsel to Sentry Technology Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4, relating to the proposed reclassification of the Company’s Class A Preferred Stock (the “Preferred Stock”) into the Company’s common stock, $0.001 par value (the “Common Stock”), at the rate of five shares of Common Stock for each share of Preferred Stock outstanding (the “Reclassification”).

As such counsel, we have examined copies of the Certificate of Incorporation and By-Laws of the Company, each as amended to the date hereof, the Registration Statement, the Prospectus which forms a part of the Registration Statement and originals or copies of such corporate minutes, records, agreements and other instruments of the Company, certificates of public officials and other documents, and have made such examinations of law, as we have deemed necessary to form the basis for the opinion hereinafter expressed. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to express any opinion herein concerning any law other than the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that (i) the shares being issued by the Company in the Reclassification, when and if issued under the circumstances contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable and (ii) the Shares being registered by the selling stockholders, when and if issued under the circumstances contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus which forms a part of the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Stroock & Stroock & Lavan LLP
STROOCK & STROOCK & LAVAN LLP